UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 19, 2011

Riviera Holdings Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-21430	88-0296885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Las Vegas Boulevard South Las Vegas, Nevada	89109-1931
(Address of Principal Executive Offices)	(Zip Code)

(702) 794-9237
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on April 19, 2011, the Board of Directors of Riviera Holdings Corporation (the "Company") appointed Larry King, age 49, as the Company's Chief Financial Officer, Vice President – Finance and Treasurer.  Further, Mr. King was also appointed as the Chief Financial Officer and Treasurer of the Company's wholly-owned subsidiary Riviera Operating Corporation ("ROC"), and as the Treasurer of ROC's wholly owned subsidiary Riviera Black Hawk, Inc.

Mr. King fills these positions vacated by Mr. Phillip Simons, who resigned from these positions effective on April 19, 2011.  Mr. Simons has agreed to stay on with the Company and its subsidiaries in an advisory role through April 30, 2011, and the Company has agreed to compensate Mr. Simons through July 31, 2011 in a lump sum payment in the amount of $62,500 to be paid on or before April 30, 2011.

The Company will pay Mr. King an annual base salary of $240,000 and reimburse him for his health insurance expenses.

Mr. King is a Certified Public Accountant and brings over 20 years of experience in the hospitality industry, primarily in the area of finance and accounting.  Before joining the Company, Mr. King served as the Vice President of Finance for the Sahara Hotel & Casino in Las Vegas between June 2008 and April 2011.  In this role, he was responsible for all aspects of finance and accounting, including developing and implementing internal controls, financial reporting, and operations analysis.  Prior to that, Mr. King served as the Vice President of Accounting of Tropicana Entertainment, a publicly traded company operating casinos and resorts, between October 2006 and June 2008, where he was responsible for SEC reporting and accounting for the acquisition of Aztar Corporation and implementing standardized internal controls at all operating units.  Mr. King served as the Senior Director of Finance with the Isle of Capri Biloxi, a hotel casino located in Biloxi, Mississippi, between July 2005 and October 2006, where he managed all aspects of hotel and casino accounting for the property.  Mr. King received a Bachelor of Science degree in Business Administration with a concentration in accounting in 1984 from San Jose State University.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2011	RIVIERA HOLDINGS CORPORATION

	By:	/s/ Tullio Marcchione
		Name:	Tullio Marcchione
		Title:	Secretary

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